Exhibit 28 (j) (1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 68 to the Registration Statement (Form N-1A, No. 2-74191) of Federated Government Income Securities, Inc., and to the incorporation by reference of our report, dated April 24, 2018, on Federated Government Income Securities, Inc. included in the Annual Report to Shareholders for the fiscal year ended February 28, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 24, 2018